EXHIBIT 10.1

FORM OF CONDITIONAL SEVERANCE AGREEMENT

This Conditional Severance Agreement dated November 8, 2018 (the “Agreement”) is between Repro Med Systems, Inc., a New York corporation (the “Company”) and __________________________ (the “Employee”).

WHEREAS, the Employee is currently employed as _________________________ of the Company; and

WHEREAS, the Employee has expressed concerns about continuing [his/her] employment with the Company in light of the purported request from (i) Andrew I. Sealfon, Dr. Paul M. Baker and Andrea Baker, in their capacity as shareholders of the Company, to call a special shareholders’ meeting to remove and replace certain members of the Board of Directors of the Company and (ii) Messrs. Sealfon and Baker, in their capacity as directors of the Company, to call a special meeting of the Board to remove and appoint certain executive officer(s) of the Company, in each case pursuant to the Company’s By-Laws (collectively, the “Special Meetings Request”); and

WHEREAS, the Company seeks the continued good faith assistance and cooperation of the Employee in performing [his/her] duties as described herein, and the Employee is willing to provide such services, assistance and cooperation on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the promises and covenants of the parties set forth below, intending to be legally bound, the parties agree as follows:

1.         Definitions.

1.1       “Cause” means Employee’s (i) conviction of or pleading guilty or nolo contendre to any felony (excluding vehicular felonies) or conviction of or pleading guilty to any crime involving moral turpitude or dishonesty, (ii) willful participation in a fraud against the Company; or (iii) willful and material breach of any written agreement between Employee and the Company.

1.2       “Conditional Severance” means an amount equaling twelve (12) months of the Employee’s then current base salary (“Base Salary”) plus an amount equal to [his/her] full [eligible/minimum] annual bonus, less any severance and bonus amounts otherwise paid by the Company to the Employee pursuant to an employment agreement.

1.3       “Good Reason” means a material diminution in the Employee’s base compensation; a material diminution in the Employee’s authority, duties or responsibilities; a material change in the geographic location at which the Employee must perform services; the Employee being uncomfortable in [his/her] position, as determined in [his/her] sole discretion; or any other action or inaction that constitutes a material breach by the Company of any written agreement between Employee and the Company.

2.         Conditional Severance.

2.1       If the Employee’s employment is terminated by the Company without Cause or the Employee terminates [his/her] employment with the Company for Good Reason, in each case within six (6) months following the date of the Company’s next annual or special meeting of shareholders that results in a majority of the Company’s Board of Directors consisting of persons not recommended for election, and/or persons recommended to be removed as a current director, by the Company’s current Board of Directors (the “Change of Control Shareholders’ Meeting”), then the Company shall pay the Employee the Conditional Severance referenced in Section 1.2 in a single lump sum payment within fifteen (15) days after the date of such termination of employment.

2.2       If, prior to the Change of Control Shareholders’ Meeting, (a) the Employee resigns [his/her] employment with the Company for any reason; or (b) the Company terminates the Employee’s employment for any reason, then no Conditional Severance shall be paid to the Employee.

2.3       The Conditional Severance shall be subject to all applicable tax and withholding requirements and is in addition to, and shall not be offset by, any benefits that may be payable under any agreements, plans or policies in existence on or after the date of this Agreement.

2.         Termination of Agreement.  This Agreement shall terminate, and in no event shall any Conditional Severance be payable, in the event a Change of Control Shareholder’s Meeting does not take place within nine (9) months after the date of this Agreement.

3.         Additional Benefits.  The benefits set forth in this Agreement are in addition to, and neither substitute for nor supersede, any and all other benefits to which Employee is entitled from the Company, whether by agreement or otherwise, except as provided in Section 2.3 hereof.

4.         Nonassignment.  This Agreement is personal to the Employee and may not be assigned by the Employee.

5.         Benefit.  The provisions of this Agreement shall inure to the benefit of the Company, its successors and assigns, and shall be binding upon the Employee, his/her heirs, personal representatives and successors, including without limitation the Employee’s estate and the executors, administrators, or trustees of such estate.

6.         Amendments.  This Agreement or any provision hereof may be changed, waived, discharged, or terminated only by a written amendment signed by both the Company and the Employee.

7.         Severable Provisions.  The provisions of this Agreement are severable and if any one or more of such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall continue in full force and effect.

8.         Waiver.  The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future breaches or violations thereof, nor prevent such party thereafter from enforcing each and every other provision of this Agreement.  The rights granted the parties hereunder are cumulative and the waiver of any single remedy shall not constitute a waiver of such parties’ rights to assert all other legal remedies available to it pursuant to this Agreement.

9.         Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, without reference to any conflicts of law provisions.

10.       Entire Agreement.  This Agreement contains the entire Agreement between the Company and the Employee and supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof.

IN WITNESS THEREOF, the parties have executed this Conditional Severance Agreement as of the date set forth above.

REPRO MED SYSTEMS, INC.

By:  __________________________________

Name: Daniel S. Goldberger

Title:   Interim CEO

EMPLOYEE

______________________________________

Name:  ________________________________